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                            [TELTREND LETTERHEAD]



                 TELTREND INC. AMENDS STOCKHOLDER RIGHTS PLAN


ST. CHARLES, IL. JUNE 2, 1998 - Teltrend Inc. (Nasdaq; TLTN) today announced that its Board of Directors has amended its stockholders rights plan to increase the percentage beneficial ownership threshold at which the Preferred Share Purchase Rights issued under the plan become exercisable. As amended, the Rights will be exercisable if a person or group acquires, in the aggregate, 20% or more of the Teltrend Common Stock or announces a tender offer for 20% or more of the Teltrend Common Stock. Previously, the Rights would have become exercisable if a person or group acquired or announced a tender offer for 15% or more of the Teltrend Common Stock.

        The Rights are designed to assure that all stockholders of Teltrend receive fair and equal treatment in the event of any proposed takeover of Teltrend and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of Teltrend without paying all stockholders a fair price.

        Teltrend is a leading manufacturer of advanced electronic equipment for the local telephone loop. The Company, based in suburban Chicago, designs, manufactures and markets a broad range of voice and data solutions for the Regional Bell Operating Companies, interexchange carriers, competitive access providers, and wireless carriers. Teltrend's unique solutions - developed for ISDN, DDS, T1, HDSL and POTS applications - allow telephone companies to provide new and better services to their customers without the need for costly infrastructure replacement. Teltrend's World Wide Web address is: http://www.teltrend.com.

Contact:    Teltrend Inc.
            Douglas Hoffmeyer
            Vice President Finance
            630-377-1700
            dhoffmeyer@teltrend.com

        KEYWORD: FN ILLINOIS
INDUSTRY KEYWORD: COMPUTERS/ELECTRONICS COMED